UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 16, 2008 (June 12, 2008)

Date of Report – (Date of earliest event reported)

CHEM RX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Park Place

Long Beach, NY 11561

(Address of principal executive office, including zip code)

(516) 889-8770

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Appointment of Certain Officers.

On June 16, 2008, the registrant issued a press release announcing that Gary M. Jacobs has been appointed as the registrant’s new Chief Financial Officer effective June 12, 2008. After a short transition period during which Mr. Jacobs will share time between his current employer and Chem Rx, Mr. Jacobs will assume his full time role at the Company on July 1, 2008. In the press release, the registrant also reported that Mr. Joseph Sinicropi resigned his position as the Company’s interim Chief Financial Officer effective June 12, 2008. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Mr. Jacobs, age 51, has been Chief Financial Officer and Chief Operating Officer of Gold Force International, Ltd., a supplier of gold, silver and pearl jewelry to U.S. retail chains, and Karat Platinum LLC, a developer of an alternative to platinum, since May 2005. Mr. Jacobs will resign from those positions not later than July 15, 2008. From July 2003 to April 2005, Mr. Jacobs served as President of The Innovative Companies, LLC, a supplier of natural stone. From October 2001 to February 2003, Mr. Jacobs served as Executive Vice President of Operations and Corporate Secretary of The Hain Celestial Group, Inc., a food and personal care products company. Mr. Jacobs also served as Executive Vice President of Finance, Chief Financial Officer and Treasurer of The Hain Celestial Group, Inc. from September 1998 to October 2001. Prior to that, Mr. Jacobs was the Chief Financial Officer of Graham Field Health Products, Inc., a manufacturing and distribution company. Mr. Jacobs was employed for 13 years as a member of the audit staff of Ernst & Young LLP, where he attained the position of senior manager. He is a certified public accountant and holds a Bachelor’s of Business Administration in Accounting from Adelphi University.

In connection with Mr. Jacobs’s appointment as Chief Financial Officer, the registrant and Mr. Jacobs entered into an employment agreement with a term of three years commencing June 12, 2008. A copy of the employment agreement is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. Under this employment agreement, Mr. Jacobs will receive an annual salary initially of $325,000 per year and an annual bonus of up to 60% of his base salary, but not less than $75,000. Also, pursuant to the employment agreement, Mr. Jacobs was granted an option to purchase 50,000 shares of the registrant’s common stock at an exercise price of $4.93 per share, the closing market price of the common stock on the date of the agreement. The options become exercisable in three equal amounts on each of the first three anniversaries of the agreement, provided that Mr. Jacobs is still employed by the registrant on those dates. Mr. Jacobs will also receive an option to purchase 50,000 shares of common stock on the first anniversary of the agreement, provided that he is still employed by the registrant on that date, exercisable in three equal amounts on each of the first three anniversaries of the date of grant, provided he is then still employed by the registrant, at an exercise price equal to the closing market price of the common stock on the date of grant. Mr. Jacobs will be eligible to participate in the registrant’s employee benefit plans, and will be entitled to a monthly automobile allowance of $800.

If Mr. Jacobs’s employment is terminated due to his death or disability, for Cause (as defined), or without Good Reason (as defined), he will be entitled to receive unpaid salary through the date of termination, unreimbursed business expenses, and accrued benefits (collectively, the “Accrued Obligations”). If his employment is terminated due to his death or disability, he or his beneficiaries will be entitled to the Accrued Obligations and a prorated bonus for the partial year in which death or disability occurs. If Mr. Jacobs’s employment is terminated without Cause or if he terminates his employment for Good Reason, he will be entitled to receive the Accrued Obligations, one year of salary, the minimum annual bonus of $75,000 and one year of continued benefits (collectively, the “Severance Benefits”).

If a Change of Control (as defined) occurs during the employment term or within six months after a termination of Mr. Jacob’s employment without Cause by the registrant, Mr. Jacobs will be entitled to receive an amount equal to 400,000 multiplied by the dollar amount, if any, by which the closing bid price of the common stock on the date of the completion of the Change of Control exceeds the closing bid price of the common stock on the date of his employment agreement. During the 90-day period beginning 30 days after a Change of Control, he may elect to terminate his employment, in which case he will be entitled to the Severance Benefits.

The employment agreement also contains customary non-competition, non-disclosure and non-disparagement provisions.

Item 9.01: Financial Statements and Exhibits.

(d)	Exhibits
	Exhibits	Descriptions
	10.1	Employment Letter Agreement with Gary M. Jacobs dated June 12, 2008

	99.1	Press release dated June 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEM RX CORPORATION

Dated: June 16, 2008	By:	/s/ Steven Silva Name: Steven Silva Title: President and Chief Operating Officer

EXHIBIT INDEX

Exhibits	Descriptions
10.1	Employment Letter Agreement with Gary M. Jacobs dated June 12, 2008

99.1	Press release dated June 16, 2008